Exhibit 99.2

AMERICREDIT APPOINTS TWO NEW DIRECTORS

FORT WORTH, Texas March 4, 2008 – AMERICREDIT CORP. (NYSE:ACF) today announced its board of directors has approved the appointment of two new directors. Ian M. Cumming and Justin R. Wheeler have joined the company’s board, effective immediately. AmeriCredit’s board now includes nine directors.

Mr. Cumming is chairman of the board of directors of Leucadia National Corporation, a diversified holding company engaged in a variety of businesses including manufacturing, real estate activities, medical product development and winery operations. He also serves as chairman of the board of directors of The FINOVA Group Inc., a middle-market lender. In addition, Mr. Cumming is a member of the board of directors of Skywest, Inc., a Utah-based regional air carrier, and HomeFed Corporation, a real estate development company. Mr. Cumming is a graduate of Harvard Business School.

Mr. Wheeler is president of Leucadia National Corporation’s Asset Management Group and is a member of the board of directors of International Assets Holding Corporation. Mr. Wheeler holds bachelor degrees in Finance and French from the University of Utah and a master’s degree in business administration from Brigham Young University.

“We’re delighted to add professionals of this caliber to our board of directors,” said AmeriCredit Chairman Clifton H. Morris Jr. “They are both well respected, accomplished leaders with outstanding experience, and I’m confident that our company and shareholders will benefit greatly from their counsel and knowledge.”

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers in the United States and Canada. AmeriCredit has over one million customers and more than $16 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Contact:

Investor Relations	Media Relations
Caitlin DeYoung	John Hoffmann
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